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                                                                    EXHIBIT 99.2


                                 [AVANIR LOGO]


                                  NEWS RELEASE
FOR IMMEDIATE RELEASE
                                    Contacts:     Gregory Hanson, CFO
                                                  AVANIR Pharmaceuticals
                                                  619/ 410 - 2670

                                                  Bob Stone / Ray McNulty
                                                  The Dilenschneider Group
                                                  212/ 922 - 0900
                                                  914/ 591 - 5534 Stone home
                                                  203/ 259 - 3688 McNulty home

                     AVANIR PHARMACEUTICALS' BOARD APPROVES
                             SHAREHOLDER RIGHTS PLAN

       COMPANY ESTABLISHES DEFENSE AGAINST POTENTIAL HOSTILE TAKEOVER BIDS

        San Diego, March 4, 1999 -- AVANIR Pharmaceuticals (NASDAQ: AVNR), today announced that its board of directors has approved a shareholder rights plan as a defensive measure against potential hostile takeover bids.

        The shareholder rights plan was approved by AVANIR's board of directors as a means to control unsolicited proposals and deter coercive takeover tactics at a time when the company's common stock is trading at or near its historic low level and when consolidation is common within the pharmaceutical industry.

        AVANIR chairman George Rutland said, "This shareholder rights plan is designed to ensure that all AVANIR Pharmaceuticals' shareholders receive fair and equal treatment in the event of any proposed takeover of the company. It also guards against any partial tender offers, open market accumulations and other abusive tactics to gain control of the company without paying all shareholders a control premium. While a shareholder rights plan may not prevent a takeover, it is intended to encourage any party seeking to acquire the company to negotiate with the board of directors prior to attempting a takeover."

        Dr. Gerald J. Yakatan, president and chief executive officer, added that AVANIR is not implementing the rights plan in response to any party's specific effort to acquire control of the company. "Putting this shareholder rights plan in place is the prudent action to take considering our share price and the fast pace of consolidation in the pharmaceutical industry at all levels. We want to ensure that all AVANIR shareholders realize the full long-term value of their investment."

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        The AVANIR Shareholder Rights Plan features a dividend distribution of one Preferred Share Purchase Right ("Right") on each outstanding share of AVANIR Pharmaceuticals common stock, payable to stockholders of record on March 25, 1999. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the company's common stock or announces a tender offer for 15% or more of the common stock (a "Trigger Event").

        Under certain circumstances, each Right will entitle shareholders to buy one one-hundredth of a share of newly created Series C Junior Participating Preferred Stock of the company at an exercise price of $10.00 a share. The AVANIR board will be entitled to redeem the Rights at $0.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

        If a Trigger Event occurs, each Right will entitle its owner, who is not an acquiring person, to purchase at the Right's then current exercise price, a number of shares of Class A Common stock of AVANIR having a market value at that time of twice the right's exercise price. Rights held by the acquiring person would become void and not be exercisable to purchase shares at the bargain purchase price. An acquiring person is defined as a person who acquires 15% or more of the outstanding common stock of AVANIR Pharmaceuticals.

        If AVANIR is acquired in a merger or other business combination that has not been approved by the board of directors, each Right will entitle its owner to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

        AVANIR Pharmaceuticals, based in San Diego, develops novel therapeutic products for the treatment of chronic diseases. The company's goal is to bring to market in 1999 a topical treatment for cold sores and fever blisters. The company is also entering Phase II clinical trials of its drug for treatment of emotional lability in ALS ( Lou Gehrig's disease) patients, and has a drug research program in pre-clinical development for the treatment of the root causes of allergy and asthma.

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The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company's Annual Report on Form 10-K and other publicly available information regarding the company, copies of which are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to drug development and clinical trials. Preliminary research findings are not always supportable by evidence obtained from subsequent clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and / or control of the company.